QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

        We consent to the use in this Amendment No. 11 to Registration Statement No. 333-84092 of Republic Airways Holdings Inc. of our report dated March 2, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for goodwill and other intangible assets as discussed in Note 2 to the consolidated financial statements) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 19, 2004

QuickLinks

INDEPENDENT AUDITORS' CONSENT